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                                                                   EXHIBIT 21.1

                         SUBSIDIARIES OF THE REGISTRANT


     The Registrant does not currently have any subsidiaries. Upon completion of the Offering, the Registrant will have the following subsidiary:


             Subsidiary                           State of Incorporation
------------------------------------            --------------------------
 Universal Fabricators Incorporated                      Delaware